February 2019

Preliminary Terms No. 1,547

Registration Statement Nos. 333-221595; 333-221595-01

Dated February 5, 2019

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Equities

Contingent Minimum Repayment Lock-In Securities Based on the Value of the EURO STOXX 50® Index due September 3, 2024

Fully and Unconditionally Guaranteed by Morgan Stanley

The Contingent Minimum Repayment Lock-In Securities Based on the Value of the EURO STOXX 50® Index due September 3, 2024, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not pay interest. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the EURO STOXX 50® Index (the “index”) from the pricing date to the valuation date, as well as on the final lock-in amount, which will depend on whether or not a lock-in event has occurred on one or more of the annual observation dates, as described below. If the index has increased in value over the term of the securities, you will receive a return on the securities equal to the greater of (i) the stated principal amount plus the upside payment, which is the product of the stated principal amount, the participation rate and the index percent increase, and (ii) the final lock-in amount. However, if the index has declined in value, you will receive a payment at maturity equal to the greater of (i) the stated principal amount plus the product of the stated principal amount and the index performance factor and (ii) the final lock-in amount. The payment due at maturity will not be less than the stated principal amount of $10.00 per security, but you may not receive a positive return on your investment at maturity.

The initial minimum payment factor is 100%, and the protection amount is subject to an increase only if a lock-in event occurs. A lock-in event occurs if the index closing value on any annual observation date is greater than the initial index value and the highest index closing value achieved on any previous observation date. If a lock-in event occurs on one or more of the annual observation dates, investors will receive at least the increased minimum payment at maturity, which will be greater than the stated principal amount and will increase by an amount reflecting 100% of the percentage appreciation in the index closing value on the relevant observation date relative to the initial index value or the higher index closing value achieved on a prior observation date, even if the index has depreciated on subsequent annual observation dates or the valuation date. However, the occurrence of a lock-in event will not necessarily increase the payment at maturity, because investors will receive at maturity only the greater of the final lock-in amount and the upside payment, and the final lock-in amount will not be combined with the upside payment. Please see “Hypothetical Payout on the Securities at Maturity” for examples illustrating how the occurrence of a lock-in event will impact the final lock-in amount and the payment at maturity. If a lock-in event does not occur, investors will not obtain the potential benefit provided by the contingent minimum repayment lock-in feature and the minimum payment at maturity will remain the stated principal amount ($10.00 per security). These long-dated securities are for investors who seek an equity index-based return and who are willing to forgo current income in exchange for the repayment of principal at maturity and the contingent minimum repayment lock-in feature that applies only if a lock-in event occurs. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Maturity date:		September 3, 2024
Index:		EURO STOXX 50® Index (the “index”)
Payment at maturity:

At maturity, you will receive an amount of cash per security based on the final index value, which is the closing value of the index on the valuation date, and the final lock-in amount, determined as follows:

•  If the final index value is greater than the initial index value, you will receive for each $10 stated principal amount of securities that you hold a payment at maturity equal to:

the greater of (i) $10 plus the upside payment and (ii) the final lock-in amount.

•  If the final index value is less than or equal to the initial index value, you will receive for each $10 stated principal amount of securities that you hold a payment at maturity equal to:

The greater of (i) $10 × the index performance factor and (ii) the final lock-in amount

The payment due at maturity will not be less than the stated principal amount of $10.00 per security, but you may not receive a positive return on your investment at maturity.

Upside payment:		$10 × participation rate × index percent increase
Participation rate:		100%
Index percent increase:		(final index value – initial index value) / initial index value
Final lock-in amount:		The greater of (i) the stated principal amount × lock-in payment factor and (ii) stated principal amount × initial minimum payment factor
Lock-in payment factor:		index lock-in performance factor × initial minimum payment factor
Index lock-in performance factor:		index lock-in value / initial index value
Index lock-in value:		The highest index closing value of the index achieved on any annual observation date
Initial minimum payment factor:		100%
Index performance factor:		final index value / initial index value
Initial index value:		The index closing value on the pricing date
Final index value:		The index closing value on the valuation date
Observation dates:		Annually, on February 28, 2020, February 26, 2021, February 28, 2022, February 28, 2023 and February 28, 2024, subject to postponement for non-index business days and certain market disruption events
Valuation date:		August 28, 2024, subject to postponement for non-index business days and certain market disruption events
Stated principal amount:		$10 per security
Issue price:		$10 per security
Pricing date:		February 28, 2019
Original issue date:		March 5, 2019 (3 business days after the pricing date)
CUSIP / ISIN:		61768X127 / US61768X1274
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:		Approximately $9.417 per security, or within $0.30 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per security	$10	$0.30(1)
		$0.05(2)	$9.65
Total	$	$	$

(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

(3)	See “Use of proceeds and hedging” on page 16.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest. Please also see “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Preliminary Pricing Supplement No. 1,547 dated February 5, 2019

Prospectus Supplement dated November 16, 2017   Index Supplement dated November 16, 2017   Prospectus dated November 16, 2017

Morgan Stanley Finance LLC

Contingent Minimum Repayment Lock-In Securities Based on the Value of the EURO STOXX 50® Index due September 3, 2024

Investment Summary

Contingent Minimum Repayment Lock-In Securities

The securities are medium-term debt securities issued by MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The securities do not pay interest. The securities have been designed for investors who are willing to forgo market floating interest rates in exchange for a payment at maturity depending on the performance of the EURO STOXX 50® Index, which we refer to as the index, from the pricing date to the valuation date, as well as on the final lock-in amount, which will depend on whether or not a lock-in event has occurred on one or more of the annual observation dates. If the index has increased in value over the term of the securities, you will receive a return on the securities equal to the greater of (i) the stated principal amount plus the upside payment, which is the product of the stated principal amount, the participation rate and the index percent increase, and (ii) the final lock-in amount. However, if the index has declined in value, you will receive a payment at maturity equal to the greater of (i) the stated principal amount plus the product of the stated principal amount and the index performance factor and (ii) the final lock-in amount. The payment due at maturity will not be less than the stated principal amount of $10.00 per security, but you may not receive a positive return on your investment at maturity. All payments on the securities are subject to our credit risk.

Maturity:	Approximately 5.5 years
Initial minimum payment factor:	100%
Minimum payment at maturity:	$10.00 per stated principal amount

The original issue price of each security is $10. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $10. We estimate that the value of each security on the pricing date will be approximately $9.417, or within $0.30 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the index, instruments based on the index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the initial minimum payment factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

February 2019	Page 2

Morgan Stanley Finance LLC

Contingent Minimum Repayment Lock-In Securities Based on the Value of the EURO STOXX 50® Index due September 3, 2024

Key Investment Rationale

The securities do not pay interest. The securities have been designed for investors who are willing to forgo market floating interest rates in exchange for a payment at maturity depending on the performance of the EURO STOXX 50® Index from the pricing date to the valuation date, as well as on the final lock-in amount, which will depend on whether or not a lock-in event has occurred on one or more of the annual observation dates. If the index has increased in value over the term of the securities, you will receive a return on the securities equal to the greater of (i) the stated principal amount plus upside payment, which is the product of the stated principal amount, the participation rate and the index percent increase, and (ii) the final lock-in amount. However, if the index has declined in value, you will receive a payment at maturity equal to the greater of (i) the stated principal amount plus the product of the stated principal amount and the index performance factor and (ii) the final lock-in amount. The payment due at maturity will not be less than the stated principal amount of $10.00 per security, but you may not receive a positive return on your investment at maturity. All payments on the securities are subject to our credit risk.

Scenario 1	The final index value is greater than the initial index value, and, at maturity, the securities redeem for the greater of (i) the stated principal amount of $10 plus the upside payment and (ii) the final lock-in amount.
Scenario 2

The final index value is less than the initial index value, and, at maturity, the securities redeem for the greater of (i) the stated principal amount of $10 times the index perfomance factor and (ii) the final lock-in amount.

The payment due at maturity will not be less than the stated principal amount of $10.00 per security, but you may not receive a positive return on your investment at maturity. All payments on the securities are subject to our credit risk.

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Morgan Stanley Finance LLC

Contingent Minimum Repayment Lock-In Securities Based on the Value of the EURO STOXX 50® Index due September 3, 2024

Hypothetical Payout on the Securities at Maturity

The following examples illustrate the payment at maturity on the securities for a range of hypothetical performances of the index. The numbers in the examples below may have been rounded for ease of analysis. The examples are based on the following terms:

Stated principal amount:	$10 per security
Hypothetical initial index value:	3,100
Initial minimum payment factor:	100%
Participation rate:	100%
Index lock-in value:	The highest index closing value achieved on the five annual observation dates
Final index value:	The index closing value on the valuation date

EXAMPLE 1: In example 1, a lock-in event occurs, as the index closing value on one of the annual observation dates is 4,340, which represents the highest index closing value on any of the observation dates. As a result, the minimum payment at maturity increases to a final lock-in amount of $14.00, as illustrated below. However, because the final index value is 4,495, a payment at maturity based on the index percent increase would be greater than the final lock-in amount, notwithstanding the occurrence of a lock-in event. Therefore, investors do not benefit from the occurrence of a lock-in event. As a result, the investor receives $14.50 per security.

Hypothetical final index value	=	4,495
Hypothetical index lock-in value	=	4,340
Index percent increase	=	(4,495 - 3,100) / 3,100 = 45%
Upside payment	=	The stated principal amount × participation rate × index percent increase
	=	$10 × 100% × 45% = $4.50
Index lock-in performance factor	=	4,340 / 3,100 = 140%
Lock-in payment factor	=	140% × 100% = 140%
Final lock-in amount	=	The greater of (i) the stated principal amount × the lock-in payment factor and (ii) the stated principal amount × the initial minimum payment factor
	=	The greater of (i) $10 × 140% and (ii) $10 × 100% = $14.00
Payment at maturity	=	The greater of (i) $10 + the upside payment and (ii) the final lock-in amount
	=	$10 + $4.50
	=	$14.50

EXAMPLE 2: In example 2, a lock-in event does not occur, as the index closing values on all of the annual observation dates are below the initial index value. As a result, the investor does not benefit from the contingent minimum repayment lock-in feature and the final lock-in amount does not increase from the initial minimum payment at maturity of $10.00. Because the final index value is 3,410, a payment at maturity based on the index percent increase would be greater than the final lock-in amount. As a result, the investor receives a payment at maturity of $11.00 per security, notwithstanding the fact that a lock-in event does not occur.

Hypothetical final index value	=	3,410
Hypothetical index lock-in value	=	2,945
Index percent increase	=	(3,410 - 3,100) / 3,100 = 10%
Upside payment	=	The stated principal amount × participation rate × index percent increase
	=	$10 × 100% × 10% = $1.00
Index lock-in performance factor	=	2,945 / 3,100 = 95%
Lock-in payment factor	=	95% × 100% = 95%
Final lock-in amount	=	The greater of (i) the stated principal amount × the lock-in payment factor and (ii) the stated principal amount × the initial minimum payment factor
	=	The greater of (i) $10 × 95% and (ii) $10 × 100% = $10.00
Payment at maturity	=	The greater of (i) $10 + the upside payment and (ii) the final lock-in amount
	=	$10 + $1.00

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Morgan Stanley Finance LLC

Contingent Minimum Repayment Lock-In Securities Based on the Value of the EURO STOXX 50® Index due September 3, 2024

=	$11.00

EXAMPLE 3: In example 3, a lock-in event occurs, as the index closing value on one of the annual observation dates is 4,340, which represents the highest index closing value achieved on any of the observation dates. As a result, the minimum payment at maturity increases to a final lock-in amount of $14.00, as illustrated below. Because the final lock-in amount is greater than a payment at maturity based on the index percent increase, the investor receives the final lock-in amount of $14.00 per security.

Hypothetical final index value	=	3,162
Hypothetical index lock-in value	=	4,340
Index percent increase	=	(3,162 - 3,100) / 3,100 = 2%
Upside payment	=	The stated principal amount × participation rate × index percent increase
	=	$10 × 100% × 2% = $0.20
Index lock-in performance factor	=	4,340 / 3,100 = 140%
Lock-in payment factor	=	140% × 100% = 140%
Final lock-in amount	=	The greater of (i) the stated principal amount × the lock-in payment factor and (ii) the stated principal amount × the initial minimum payment factor
	=	The greater of (i) $10 × 140% and (ii) $10 × 100% = $14.00
Payment at maturity	=	The greater of (i) $10 + the upside payment and (ii) the final lock-in amount
	=	$14.00

EXAMPLE 4: In example 4, a lock-in event does not occur, as the index closing values on all of the annual observation dates are below the initial index value. As a result, the investor does not benefit from the contingent minimum repayment lock-in feature and the final lock-in amount does not increase from the initial minimum payment at maturity of $10.00. Because the final lock-in amount is greater than a payment at maturity based on the index performance factor, the investor receives the final lock-in amount of $10.00 per security.

Hypothetical final index value	=	2,945
Hypothetical index lock-in value	=	2,790
Index performance factor	=	2,945 / 3,100 = 95%
Index lock-in performance factor	=	2,790 / 3,100 = 90%
Lock-in payment factor	=	90% × 100% = 90%
Final lock-in amount	=	The greater of (i) the stated principal amount × the lock-in payment factor and (ii) the stated principal amount × the initial minimum payment factor
	=	The greater of (i) $10 × 90% and (ii) $10 × 100% = $10.00
Payment at maturity	=	The greater of (i) $10 × the index performance factor and (ii) the final lock-in amount
	=	$10 × 100%
	=	$10.00

EXAMPLE 5: In example 5, a lock-in event does not occur, as the index closing values on all of the annual observation dates are below the initial index value. As a result, the investor does not benefit from the contingent minimum repayment lock-in feature and the final lock-in amount does not increase from the initial minimum payment at maturity of $10.00. Because the final lock-in amount is greater than a payment at maturity based on the index performance factor, the investor receives the final lock-in amount of $10.00 per security, or the stated principal amount.

Hypothetical final index value	=	1,860
Hypothetical index lock-in value	=	3,100
Index performance factor	=	1,860 / 2,700 = 60%
Index lock-in performance factor	=	3,100 / 3,100 = 100%
Lock-in payment factor	=	100% × 100% = 100%
Final lock-in amount	=	The greater of (i) the stated principal amount × the lock-in payment factor and (ii) the stated principal amount × the initial minimum payment factor
	=	The greater of (i) $10 × 100% and (ii) $10 × 100% = $10,00
Payment at maturity	=	The greater of (i) $10 × the index performance factor and (ii) the final lock-in amount
	=	$10.00

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Morgan Stanley Finance LLC

Contingent Minimum Repayment Lock-In Securities Based on the Value of the EURO STOXX 50® Index due September 3, 2024

The payment due at maturity will not be less than the stated principal amount of $10.00 per security, but you may not receive a positive return on your investment at maturity.

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Morgan Stanley Finance LLC

Contingent Minimum Repayment Lock-In Securities Based on the Value of the EURO STOXX 50® Index due September 3, 2024

Hypothetical Examples Illustrating the Determination of the Final Lock-In Amount

The following three examples illustrate how the final lock-in amount would be determined depending on the performance of the index as of the five annual observation dates. These examples do not cover every situation that may occur. Please also review the hypothetical examples beginning on page 3.

The final lock-in amount will be the greater of (i) the stated principal amount times the lock-in payment factor and (ii) the stated principal amount times the initial minimum payment factor of 100%. Therefore, if the index closing value of the index on any observation date is greater than the initial index value, the final lock-in amount will be greater than $10.00 per security. However, if the index closing value on each observation date is less than or equal to the initial index value, the final lock-in amount will not increase from the initial minimum payment at maturity of $10.00 per security.

Even if a lock-in event occurs, the payment at maturity based on the percentage change in the value of the index during the term of the securities may be greater than the increased minimum payment at maturity reflected in the final lock-in amount. In this case, you will not benefit from the contingent minimum repayment lock-in feature, and your payment at maturity will be based solely on the performance of the index from the pricing date to the valuation date. Therefore, the occurrence of a lock-in event will not necessarily increase the payment at maturity, because you will receive at maturity only the greater of the final lock-in amount and the upside payment, and so the final lock-in amount will not be combined with the upside payment. The payment due at maturity will not be less than the stated principal amount of $10.00 per security, but you may not receive a positive return on your investment at maturity.

The blue line in each graph below represents hypothetical index closing values (expressed as a percentage of the initial index value) on the annual observation dates. The red line in each graph represents the hypothetical then-current minimum payments at maturity (expressed as a percentage of the stated principal amount) that would result from the hypothetical index closing values on the observation dates. The hypothetical final lock-in amount in each example below reflects the highest minimum payment at maturity achieved on any observation date.

EXAMPLE 1: In example 1, the index closing value increases to 4,650 on one of the annual observation dates; this 50% increase from the initial index value represents the highest index closing value achieved on any of the observation dates. Therefore, a lock-in event occurs, and the minimum payment at maturity increases to a final lock-in amount of $15.00 per security (an increase equal to 100% of the 50% increase – $5.00 – which is added to the initial minimum payment at maturity of $10.00). The index ultimately declines to a final index value of 2,480 on the valuation date, resulting in an index performance factor of 80%. Because the final lock-in amount is greater than a payment at maturity based on the index performance factor, the investor receives a payment at maturity equal to the final lock-in amount of $15.00 per security.

EXAMPLE 2: In example 2, the index closing values on all of the annual observation dates are at or below the initial index value. Therefore, a lock-in event does not occur. As a result, the investor does not benefit from the contingent minimum repayment lock-in feature, and the final lock-in amount does not increase from the initial minimum payment at maturity of $10.00 per security. The index ultimately increases to a final index value of 3,410 on the valuation date, resulting in an index performance factor of 110%. Because a payment at maturity based on the index percent increase is greater than the final lock-in amount, the payment at maturity is $11.00 per security, notwithstanding the fact that a lock-in event does not occur.

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Morgan Stanley Finance LLC

Contingent Minimum Repayment Lock-In Securities Based on the Value of the EURO STOXX 50® Index due September 3, 2024

EXAMPLE 3: In example 3, the index closing values on all of the annual observation dates are at or below the initial index value. Therefore, a lock-in event does not occur. As a result, the investor does not benefit from the contingent minimum repayment lock-in feature, and the final lock-in amount does not increase from the initial minimum payment at maturity of $10.00 per security. The index ultimately declines to a final index value of 2,325 on the valuation date, resulting in an index performance factor of 75%. Because the final lock-in amount (which in this case is also the initial minimum payment at maturity) is greater than a payment at maturity based on the index performance factor, the investor receives a payment at maturity equal to the final lock-in amount of $10.00 per security, or the stated principal amount.

The payment due at maturity will not be less than the stated principal amount of $10.00 per security, but you may not receive a positive return on your investment at maturity.

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Morgan Stanley Finance LLC

Contingent Minimum Repayment Lock-In Securities Based on the Value of the EURO STOXX 50® Index due September 3, 2024

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. The securities are not secured debt and, unlike ordinary debt securities, do not pay any interest. Investing in the securities is not equivalent to investing in the index or its component stocks. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest and may not pay more than the stated principal amount at maturity. The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest, and the securities may not pay more than the stated principal amount at maturity. At maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash that will vary depending on the performance of the index from the pricing date to the valuation date, as well as on the final lock-in amount, which will depend on whether or not a lock-in event has occurred, and this amount may be no greater than the stated principal amount of the securities. The payment due at maturity will not be less than the stated principal amount of $10.00 per security, but you may not receive a positive return on your investment at maturity.

▪	Even if a lock-in event occurs, investors may not benefit from the contingent minimum repayment lock-in feature. Even if a lock-in event occurs, the payment at maturity based on the percentage change in the value of the index during the term of the securities may be greater than the increased minimum payment at maturity reflected in the final lock-in amount. In this case, you will not benefit from the contingent minimum repayment lock-in feature, and your payment at maturity will be based solely on the performance of the index from the pricing date to the valuation date. Therefore, the occurrence of a lock-in event will not necessarily increase the payment at maturity, because investors will receive at maturity only the greater of the final lock-in amount and the upside payment, and so the final lock-in amount will not be combined with the upside payment.

▪	Whether a lock-in event occurs will be based solely on the value of the index on the annual observation dates. Even if the index appreciates prior to an annual observation date, but then has decreased as of an annual observation date to less than or equal to the initial index value, a lock-in event will not occur and you will not obtain the potential benefit provided by the contingent minimum return lock-in feature. It is possible that the index will be at or above the initial index value for significant periods of time during the term of the securities, but that a lock-in event will nevertheless not occur, because the determination of whether or not a lock-in event occurs will be based solely on the closing value of the index on the annual observation dates.

▪	The potential benefit provided by the contingent minimum repayment lock-in feature applies only if you hold the securities to maturity. You should be willing to hold the securities to maturity. If you are able to sell the your securities prior to maturity in the secondary market, you may have to sell them at a loss relative to the your initial investment (and/or relative to the minimum payment at maturity), even if a lock-in event has occurred, as the minimum payment at maturity and the lock-in features apply only at maturity.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

o	the value of the index at any time,

o	whether or not a lock-in event has occurred on any annual observation date,

o	the volatility (frequency and magnitude of changes in value) of the index,

o	dividend rates on the securities underlying the index,

o	interest and yield rates in the market,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities markets generally or the component stocks of the index and which may affect the value of the index,

o	the time remaining until the maturity of the securities,

o	the composition of the index and changes in the constituent stocks of the index, and

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Morgan Stanley Finance LLC

Contingent Minimum Repayment Lock-In Securities Based on the Value of the EURO STOXX 50® Index due September 3, 2024

o	any actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of the index is at or below the initial index value.

You cannot predict the future performance of the index based on its historical performance. There can be no assurance that you will receive an amount greater than the stated principal amount at maturity.

▪	There are risks associated with investments in securities linked to the value of foreign equity securities. The securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable on the securities is not linked to the value of the index at any times other than the annual observation dates and the valuation date. The final index value will be the index closing value on the valuation date, subject to adjustment for non-index business days and certain market disruption events. Even if the value of the index appreciates prior to the annual observation dates or the valuation date but then drops by the annual observation dates or the valuation date, as applicable, the payment at maturity will be less than it would have been had the payment at maturity been linked to the value of the index prior to such drop. Although the actual value of the index on the stated maturity date or at other times during the term of the securities may be higher than the index closing values on the annual observation dates and the final index value, the payment at maturity will be based solely on the index closing values on the annual observation dates and on the valuation date.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine

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secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities will be influenced by many unpredictable factors” above.

▪	Investing in the securities is not equivalent to investing in the index. Investing in the securities is not equivalent to investing in the index or its component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the index.

▪	Adjustments to the index could adversely affect the value of the securities. S&P Dow Jones Indices LLC is responsible for calculating and maintaining the index. S&P Dow Jones Indices LLC can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the index. Any of these actions could adversely affect the value of the securities. S&P Dow Jones Indices LLC may discontinue or suspend calculation or publication of the index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the payout on the

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securities at maturity will be an amount based on the closing prices on the applicable date of the stocks underlying the index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for and method of calculating the index last in effect prior to the discontinuance of the index.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index value, the index closing value on each annual observation date, whether a lock-in event has occurred on any annual observation date, the final index value, the index percent increase or the index performance factor, as applicable, and the payment that you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Terms of the Securities — Index Closing Value,” “—Valuation Date,” “—Calculation Agent,” “—Market Disruption Event,” “—Alternate Exchange Calculation in Case of an Event of Default and “—Discontinuance of the Index; Alteration of Method of Calculation” and related definitions in the accompanying preliminary pricing supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the index or its component stocks), including trading in the stocks that constitute the index as well as in other instruments related to the index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, therefore, the value above which the index must close on any annual observation date for a lock-in event to occur and the value at or above which the index must close on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of the index on the annual observation dates and the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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EURO STOXX 50® Index Overview

The EURO STOXX 50® Index was created by STOXX Limited, which is owned by Deutsche Börse AG and SIX Group AG. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

Information as of market close on January 31, 2019:

Bloomberg Ticker Symbol:	SX5E
Current Index Value:	3,159.43
52 Weeks Ago:	3,606.75
52 Week High (on 1/31/2018):	3,609.29
52 Week Low (on 12/27/2018):	2,937.36

The following graph sets forth the daily closing values of the index for the period from January 1, 2014 through January 31, 2019. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the index for each quarter in the same period. The closing value of the index on January 31, 2019 was 3,159.43. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The index has at times experienced periods of high volatility, and you should not take the historical values of the index as an indication of its future performance.

Index Historical Performance – Daily Index Closing Values January 1, 2014 to January 31, 2019

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EURO STOXX 50® Index	High	Low	Period End
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter	3,686.58	3,019.34	3,100.67
Fourth Quarter	3,506.45	3,069.05	3,267.52
2016
First Quarter	3,178.01	2,680.35	3,004.93
Second Quarter	3,151.69	2,697.44	2,864.74
Third Quarter	3,091.66	2,761.37	3,002.24
Fourth Quarter	3,290.52	2,954.53	3,290.52
2017
First Quarter	3,500.93	3,230.68	3,500.93
Second Quarter	3,658.79	3,409.78	3,441.88
Third Quarter	3,594.85	3,388.22	3,594.85
Fourth Quarter	3,697.40	3,503.96	3,503.96
2018
First Quarter	3,672.29	3,278.72	3,361.50
Second Quarter	3,592.18	3,340.35	3,395.60
Third Quarter	3,527.18	3,293.36	3,399.20
Fourth Quarter	3,414.16	2,937.36	3,001.42
2019
First Quarter (through January 31, 2019)	3,163.24	2,954.66	3,159.43

“EURO STOXX®” and “STOXX®” are registered trademarks of STOXX Limited. See “EURO STOXX 50® Index” in the accompanying index supplement.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Denominations:	$10 and integral multiples thereof
Index publisher:	STOXX Limited
Postponement of maturity date:	If the scheduled valuation date is not an index business day or if a market disruption event occurs on such day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that valuation date as postponed.
Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the securities should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Contingent Payment Notes.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the securities, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the securities.  The comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield if the securities were priced on the date hereof.  The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the securities generally will be treated as ordinary income.

You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the securities.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the securities for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the securities.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying prospectus supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2021 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

In addition, as discussed in the accompanying prospectus supplement, withholding rules commonly referred to as “FATCA” apply to certain financial instruments (including the securities) with respect to payments of amounts treated as interest and to any payment of gross proceeds of a disposition (including retirement) of such an instrument. However, recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Moreover, neither this document nor the accompanying prospectus supplement addresses the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

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The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in stocks of the index, futures and options contracts on the index, any component stocks of the index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the value of the index on the pricing date, and therefore increase the value above which the index must close on any observation date for a lock-in event to occur and the value at or above which the index must close on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities by purchasing and selling the stocks constituting the index, futures or options contracts on the index or its component stocks listed on major securities markets or positions in any other available securities or instruments on the observation dates and on the valuation date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the index, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Additional Information About The Securities––Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be

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purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these securities should consult and rely on their own counsel and advisers as to whether an investment in these securities is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley, Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including Morgan Stanley

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Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.30 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of Securities–– Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the preliminary pricing supplement, prospectus supplement and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the preliminary pricing supplement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the preliminary pricing supplement, prospectus supplement, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Preliminary Pricing Supplement No. 1,547 dated February 5, 2019

Prospectus Supplement dated November 16, 2017

Index Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the preliminary pricing supplement, in the prospectus supplement, in the index supplement or in the prospectus.

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